EMPLOYMENT AGREEMENT

(Tom Connerty)

This EMPLOYMENT AGREEMENT, dated October 4, 2004 (this "Agreement"), is between NutriSystem, Inc., a Delaware corporation (the "Company"), and Tom Connerty (the "Employee").

The Company and the Employee, each intending to be legally bound by this Agreement, agree as follows:

  Employment

  This Agreement is effective November 30, 2004 or such earlier date as may be mutually agreed upon by the parties (the "Effective Date"). The Employee shall be the Executive Vice President and Chief Marketing Officer of the Company and shall perform duties consistent with this position as are assigned by the Chief Operating Officer, Chief Executive Officer or the Board of Directors of the Company (the "Board"). The Employee shall report directly to the Chief Operating Officer and be an executive officer of the Company.

  Performance

  The Employee shall devote substantially all of his or her business time and efforts to the performance of his or her duties under this Agreement during normal business hours.

  Term

  The initial term of employment under this Agreement (the "Initial Term") begins on the Effective Date and extends for one year. This Agreement renews automatically for one year renewal terms (a "Renewal Term") unless either the Employee or the Company gives the other party written notice of nonrenewal at least 3 months before the end of the Initial Term or any Renewal Term then in effect. The Agreement renews automatically for a one year Renewal Term upon the acquisition of a controlling equity interest in the Company by an entity that is not an affiliate of the Company as of the Effective Date (a "Change of Control"), beginning on the date of the Change of Control. The Initial Term plus any Renewal Term then in effect are the term of this Agreement (the "Employment Term"). The Employment Term may be terminated early as provided in Sections 8 through 12 of this Agreement.

  Salary

  The Employee's annual salary (the "Salary") is payable in installments when the Company customarily pays its officers (but no less often than twice per month). The Salary is at the initial rate of $225,000 (the "Initial Salary"). The Board or the Compensation Committee shall review the Salary at least once a year. The Salary shall never be less than the Initial Salary.

  Stock Options/Bonus

  On the Effective Date, the Employee will receive a stock option grant covering 525,000 shares of the Company's common stock. The option agreement will be dated as of the Effective Date and the options will vest over three years and have a strike price equal to the close of market price on the Effective Date.

  The Employee shall be entitled to participate in any bonus programs established by the Board or the Compensation Committee for employees generally. The Employee's target bonus shall be up to 50% of the Salary (the "Target Bonus") with a potential to reach 100% of the Salary in case of extraordinary performance (the "Stretch Bonus"). All bonus programs, as well as the goals for achieving the Target Bonus and the Stretch Bonus, are at the discretion of the Board or the Compensation Committee.

  In addition to any bonus computed above, the Employee will be paid a guaranteed bonus of $30,000 on or about December 15, 2005 and $30,000 on or about December 15 2006.

  Relocation Expense Reimbursement

  The Employee shall be reimbursed documented out-of-pocket costs of relocation up to a maximum of $28,000. Reimbursable relocation costs include: up to three months temporary housing in the Horsham area, one house-hunting trip to the Philadelphia area for the Employee and his family, airfare for up to three additional trips between Philadelphia and Portland prior to obtaining temporary housing, and moving expenses.

  Confidential Information, Non-Competition and Non-Solicitation

  The Employee agrees to execute and be covered by the terms of the Company's standard Confidential Information, Invention and Non-Competition Agreement upon the commencement of employment with the Company.

  Death

  If the Employee dies during the Employment Term, then the Employment Term shall terminate, and thereafter the Company shall not have any further liability or obligation to the Employee, the Employee's executors, administrators, heirs, assigns or any other person claiming under or through the Employee, except (a) that the Employee's estate shall receive any unpaid Salary that has accrued through the date of termination, and (b) the Employee's outstanding options are accelerated for an additional period of 3 months that is applied between scheduled vesting dates to accelerate vesting on the pro rata portion of the option vesting schedule using a monthly basis instead of the scheduled vesting dates.

  Total Disability

  If the Employee becomes "totally disabled," then the Employment Term shall terminate, and thereafter the Company shall have no further liability or obligation to the Employee hereunder, except as follows: the Employee shall receive (a) any unpaid Salary that has accrued through the date of termination, (b) continued Salary for one month following the date the Employee is considered totally disabled, and (c) whatever benefits that he or she may be entitled to receive under any then existing disability benefit plans of the Company.

  The term "totally disabled" means: (a) if the Employee is considered totally disabled under the Company's group disability plan in effect at that time, if any, or (b) in the absence of any such plan, under applicable Social Security regulations.

  Termination for Cause

  The Company may terminate the Employee for "cause" immediately upon notice from the Company. If the Employee is terminated for "cause", then the Employment Term shall terminate and thereafter the Company shall not have any further liability or obligation to the Employee, except that the Employee shall receive any unpaid Salary that has accrued through the date of termination.

  The term "cause" means: (a) the Employee is convicted of a felony, or (b) in the reasonable determination of the Board, the Employee has done any one of the following: (1) committed an act of fraud, embezzlement, or theft in connection with the Employee's duties in the course of his or her employment with the Company, (2) caused intentional, wrongful damage to the property of the Company, (3) materially breached (other than by reason of illness, injury or incapacity) the Employee's obligations under this Agreement or under any written confidentiality, non-competition, or non-solicitation agreement between the Employee and the Company, that the Employee shall not have remedied within 30 days after receiving written notice from the Board specifying the details of the breach, or (4) engaged in gross misconduct or gross negligence in the course of the Employee's employment with the Company.

  Termination by the Employee

  The Employee may terminate this Agreement by giving the Company written notice of termination one month in advance of the termination date. The Company may waive this notice period and set an earlier termination date. If the Employee terminates this Agreement, then on the termination date, the Employment Term shall terminate and thereafter the Company shall have no further liability or obligation to the Employee under this Agreement, except that the Employee shall receive any unpaid Salary that has accrued through the termination date. After the termination date, the Employee shall be required to adhere to the covenants against non-competition and non-solicitation described in Section 7 of this Agreement.

  Termination without Cause by the Company

  The Company may terminate the Employee without "cause" by giving the Employee written notice of termination one month in advance of the termination date. The Employee may waive this notice period and set an earlier termination date. If the Employee is terminated without "cause," then the Employment Term shall terminate and thereafter the Employee shall be entitled only to the following under this Agreement:

            the Company will pay to the Employee a lump sum severance payment (the "Severance Payment") in the amount equal to 6 months of the Salary then in effect, and the Employee's group healthcare, group life and AD&D coverage will be continued for 6 months, at the Employee's normal contribution rates, and the Employee's covenants against non-competition (as described in Section 7 of this Agreement) shall be reduced to a 6 month period from the termination date, from period contained in the Agreement referred to in Section 7 above, and unvested options granted to the Employee in 2004 are accelerated for 6 months of vesting, that is applied between scheduled vesting dates to accelerate vesting on the pro rata portion of the option vesting schedule using a monthly basis instead of the scheduled vesting dates, but if the Employee has been employed by the Company for at least one year, then the minimum amount of accelerated vesting for any option grant will be the amount necessary so that at least one full year of vesting from the grant date has occurred at the termination date, and all options granted in 2004 that are vested (including accelerated vesting) at termination will remain exercisable for total period equal to one month for each month that the Employee has been employed by the Company, with a minimum of 6 months and a maximum of 36 months, after termination of employment, but not longer than the total life of the options, and the Employee will not receive any bonus payments, and
            the Employee and the Company will enter into a mutual general release.
  Governing Law/Jurisdiction

  This Agreement is governed by Pennsylvania law. Any disputes, actions, claims or causes of action arising out of or in connection with the terms of this Agreement or the employment relationship between the Company and the Employee shall be subject to the exclusive jurisdiction of the United States District Court for the Eastern District of Pennsylvania or the Pennsylvania state courts located in Montgomery County.

  Entire Agreement; Amendments

  This Agreement sets forth the entire understanding among the parties hereto, and shall supercede all prior employment, severance and change of control agreements and any related agreements that the Employee has with the Company or any subsidiary, or any predecessor company.

  This Agreement may not be modified or amended in any way except by a written amendment executed by the Employee and the Company.

  No Assignment

  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit and be enforceable by the respective heirs, representatives, successors (including any successor as a result of a merger or similar reorganization) and assigns of the parties hereto, except that the duties and responsibilities of the Employee hereunder are of a personal nature and shall not be assignable in whole or in part by the Employee.

  Jury Trial Waiver.

The parties hereby agree that they shall and do waive trial by jury in any action, proceeding or counterclaim, whether at law or at equity, brought by either of them, or in any manner whatsoever, which arises out of or is connected in any way with this Agreement or with the employment relationship established between them.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto duly executed this Employment Agreement as of the day and year first written above.

NutriSystem, INC: By: /s/ Michael J. Hagan Name: Michael J. Hagan Title: Chairman and CEO EMPLOYEE: /s/Tom Connerty Name: Tom Connerty